Exhibit 99.1

ARIAD Reports Second Quarter 2003 Results; Progress in Development of Oncology Product Candidates Updated

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 1, 2003--ARIAD
Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results for the second quarter of 2003.

    Financial Highlights

    For the three months ended June 30, 2003, the Company reported a net loss of $4.3 million, or $0.12 per share, compared to a net loss of $7.0 million, or $0.22 per share, for the same period in 2002. This decrease in net loss is due primarily to lower R&D expenses resulting from the Company's focus on development of its small-molecule product candidates for cancer.
    In May 2003, the Company raised $10 million through the sale of 4 million shares of its common stock in a direct equity placement to two institutional investors. As a result, the Company ended the second quarter of 2003 with $26.6 million in cash, cash equivalents and marketable securities, compared with cash and cash equivalents of $26.9 million at December 31, 2002. The year-to-date results are consistent with the Company's anticipated cash burn rate for the year 2003 of approximately $18 million.
    "At mid-year, we are on target to meet all of our major financial and product development goals for 2003," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

    Product Development Highlights

    Three important oncology meetings - the American Society of Clinical Oncology, the International Cancer Conference, and the
American Association for Cancer Research - provided ideal opportunities for the Company to report recent progress in developing its three lead cancer product candidates.

    AP23573 - the Company's lead candidate in phase 1 clinical trials
- was shown to be highly effective in animal models of human solid tumors: treatment initiated in early-stage tumor growth induced persistent tumor regression of up to 90%, and treatment at a later more-aggressive stage still produced significant reductions in the rate of growth of all six tumor types studied (i.e., brain, prostate, breast, pancreas, lung, and colon cancers). The research presented also supports the use of AP23573 in multi-drug regimens that can be tailored to treat specific cancers.
    Enrollment in phase 1 studies of AP23573 in cancer patients with recurrent, advanced, or refractory disease was initiated in May at major cancer centers in the U.S. and is progressing on schedule. The cancers being studied include multiple solid tumors and blood malignancies.

    AP23841 - in pre-IND development - was shown to directly block and potently inhibit both tumor growth and bone destruction - the two processes that need to be controlled to treat the grave clinical consequences of cancer that has spread to bone from primary tumor sites. AP23841 is also intended to treat primary bone cancers, such as osteogenic sarcomas.
    AP23573 and AP23841 both inhibit the activity of a protein known as mTOR, leading to shrinking of tumors by a novel mode of action - cancer-cell starvation (metabolic arrest) through inhibition of nutrient uptake to tumor cells, as well as inhibition of growth factor stimulation.

    AP23464 - also in pre-IND development - was shown to be over 10-fold more potent than imatinib (Gleevec(TM)), the leading product for chronic myeloid leukemia (CML), in blocking the activity of the key cancer-causing protein responsible for Gleevec's efficacy. Furthermore, unlike Gleevec, AP23464 is designed to block additional leukemia therapeutic targets that become increasingly important in patients who no longer respond to Gleevec - 75% of advanced-stage CML patients treated for two years. AP23464 is also intended to block the spread of cancer by inhibiting a protein that plays a key role in orchestrating the molecular changes in cancer cells that enable them to escape from primary tumors and travel to distant sites.

    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Gleevec is a trademark of Novartis AG.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and include statements regarding the Company's anticipated cash burn rate for 2003, the Company's belief that it is on target to meet all major financial and product development goals for 2003, and the potential efficacy of the Company's product candidates. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data

                     Three Months Ended         Six Months Ended
                          June 30,                  June 30,
                      2003        2002          2003        2002
                         (Unaudited)               (Unaudited)

Total license
 revenue          $       153  $        13  $       279  $        13

Operating expenses:
   Research and
    development         3,206        6,028        7,747       11,127
   General and
    administrative      1,237        1,655        2,122        2,839
       Total operating
        expenses        4,443        7,683        9,869       13,966

Other income
 (expense), net           (14)         627          (26)         743

Net loss          $    (4,304) $    (7,043) $    (9,616) $   (13,210)

Net loss per
 common share
 (basic and
  diluted)        $      (.12) $      (.22) $      (.27) $      (.41)

Weighted average
 number of shares
 of common stock
 outstanding
 (basic and
  diluted)          36,769,778   32,452,353   35,814,896   32,385,139



           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION


                                               June 30,   December 31,
In thousands                                     2003         2002
                                              (Unaudited)

Cash, cash equivalents and marketable
 securities                                 $    26,622   $    26,850
Total assets                                $    34,421   $    35,104
Working capital                             $    22,703   $    21,172
Total liabilities                           $    12,685   $    13,252
Stockholders' equity                        $    21,736   $    21,852

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610/407-9260
             or
             Kathy Lawton, 617/621-2345